Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

China Education, Inc. and Subsidiaries

Cayman Islands

As successor by merger, effective October 1, 2009, of the registered public accounting firm Rotenberg & Co., LLP, we consent to the use of our report dated August 21, 2009 (January 5, 2010 as to the effects of the restatement discussed in Note 3), in the Registration Statement on Form F-1, with respect to the consolidated balance sheets of China Education, Inc. and Subsidiaries as of December 31, 2008, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008.

We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

January 5, 2010